Exhibit 99.1

Notice No.: 08-217

April 23, 2008

To:	Class A Members of New York Mercantile Exchange, Inc.

From:	Donna Talamo, Vice President Administration & Corporate Secretary

Re:	New York Mercantile Exchange, Inc.—Bylaw Section 311(G)

The purpose of this Notice is to describe the test pursuant to New York Mercantile Exchange, Inc. Bylaw Section 311(G) for determining a “shift” from open outcry trading to electronic trading for an applicable NYMEX Division product that will result in revenue payments to the owners of Class A Memberships (the “Class A Members”).

Background

Bylaw Section 311(G) of the Bylaws of the New York Mercantile Exchange, Inc. (the “Exchange”) provides for a revenue stream to the Class A Members in the event that either:

•

the Exchange determines to terminate permanently all open outcry floor trading for a particular listed product on the NYMEX Division and instead lists such NYMEX Division product for trading only via electronic trading; or

•	a “shift” occurs whereby at least 90% of the contract volume of such NYMEX Division product results from electronic trading.

The revenue stream consists of the greater of the following amounts:

•

10% of the gross Exchange revenues attributable to all revenue from the electronic trading of such applicable NYMEX Division product, but not including market data fees or revenues from bilateral transactions cleared through NYMEX ClearPort® Clearing (or its successor); or

•

100% of the revenue from any additional special fee or surcharge that may be imposed by the Exchange on the transaction fees applicable to the electronic trading of such applicable NYMEX Division product.

Once triggered for a particular product, Bylaw Section 311(G) requires that this revenue stream payable to the Class A Members continue in perpetuity or until the Exchange no longer lists such NYMEX Division product to be traded electronically.

Notice No.: 08-217

April 23, 2008

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Two Consecutive Fiscal Quarters Test for Determining a “Shift” to Electronic Trading

The Exchange has determined that, for purposes of Bylaw Section 311(G)’s revenue payments to the Class A Members, a “shift” will have occurred for any applicable NYMEX Division product following the end of two consecutive fiscal quarters in which, during each quarter, the average quarterly electronic trading volume has equaled or exceeded 90% of the contract volume in such product (i.e., the “Shift Date”). Thereafter, revenues that are generated from the electronic trading of such product will begin to accrue under Bylaw Section 311(G) and will be paid to the Class A Members on a quarterly basis consistent with the financial reporting schedule of the Exchange’s parent, NYMEX Holdings, Inc.

By way of example only, if the average quarterly electronic trading volume for Natural Gas is 91% of the contract volume1 for Natural Gas contracts in each of the fiscal quarters ending March 31, 2009 and June 30, 2009, then payments to Class A Members for the electronic trading revenue from Natural Gas would accrue beginning July 1, 2009, and would be paid on a quarterly basis thereafter. Such payment obligations would continue in perpetuity regardless of subsequent trading volume percentages. To date, no NYMEX Division product has triggered the Two Consecutive Fiscal Quarters Test. See Exhibit A to this Notice.

The Exchange based its methodology on a number of factors, including, but not limited to, the following:

(i)	that the use of the word “shift” in Bylaw Section 311(G) regarding the triggering of payment (i.e., a shift to at least 90% electronic contract volume) is intended to reflect what is expected to be a permanent reduction in open outcry trading that would justify compensating the Class A Members in perpetuity, even though open outcry trading for a particular NYMEX Division product has not been entirely terminated by the Exchange;

[1]

“Contract volume” includes all Exchange contract volume that is regularly reported by NYMEX Holdings, Inc. in its quarterly financial reports, including transactions submitted for clearing via NYMEX ClearPort® Clearing and all futures resulting from the exercise or assignment of options. For futures contracts resulting from the exercise or assignment of options, the Exchange does not presently have the means to identify whether a particular options position originated from a transaction on the floor or electronically. Accordingly, the Exchange will apportion such transactions on the basis of the percentage of options transactions executed on the floor versus electronically. Thus, for example, if 50% of options transactions in Natural Gas options contracts were executed electronically during a particular fiscal quarter, then the Exchange will include 50% of the futures resulting from option exercises and assignments in that contract in the category of electronic volume for purposes of the Bylaw Section 311(G) volume calculation.

Notice No.: 08-217

April 23, 2008

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(ii)	that, once triggered, Bylaw Section 311(G) payments to the Class A Members will continue in perpetuity or until the Exchange no longer lists such NYMEX Division product to be traded electronically, and therefore, it was not intended that a temporary or short term change to electronic trading at or in excess of 90% would trigger payments to the Class A Members in perpetuity;

(iii)	that the utilization of a relatively short time period could reflect temporary trading patterns instead of a permanent shift, resulting in artificially triggering the 90% electronic trading threshold;

(iv)	that examples already exist in which a particular NYMEX Division product decreased in average electronic trading volume from one quarter to the next, thus suggesting that a single quarter is not an adequate indicator of the kind of permanent shift contemplated by the Bylaw Section 311(G); and

(v)	that a single fiscal quarter may not account for seasonal changes that may take place in a particular product’s open outcry or electronic trading volume.

Future Notices

Exchange staff will continue to monitor relevant volume levels in the various venues available for NYMEX Division products. The Exchange will issue updates to Class A Members after the end of each fiscal quarter containing the latest data on electronic versus floor trading percentages. The Exchange will also provide prompt notice to Class A Members in the event that the Shift Date has been reached for any applicable NYMEX Division product.

Notice No.: 08-217

April 23, 2008

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Exhibit A – Electronic Trading Volume as a Percentage of Contract Volume

Year	Quarter	Trading Days	Light Sweet Crude Oil (CL)	Heating Oil (HO)	RBOB Gasoline (RB)	Natural Gas (NG)	Platinum (PL)	Palladium (PA)
2007	Jan - Mar	61	75.39%	71.73%	75.00%	65.62%	64.09%	64.76%
2007	April - June	63	78.25%	82.73%	82.92%	74.34%	68.92%	71.54%
2007	July - Sept	63	82.71%	86.38%	87.21%	79.17%	74.81%	64.94%
2007	Oct - Dec	64	83.00%	86.44%	84.78%	78.42%	77.02%	63.73%

The electronic trading volume percentage for the quarter ended March 31, 2008 will be released upon the filing of NYMEX Holdings, Inc.’s quarterly report on Form 10-Q for the period ended March 31, 2008 with the Securities and Exchange Commission.